Exhibit 99.1

Contact:    Dana Hambly
Director, Investor Relations
Phone:    (615) 890-9100

NHI Announces Hire of New Chief Accounting Officer
MURFREESBORO, Tenn.--(April 22, 2020) - National Health Investors, Inc. (NYSE:NHI) announced today that it has hired David Travis as its Senior Vice President and Chief Accounting Officer effective as of May 1, 2020. Mr. Travis will be replacing Ron Reel who will be retiring December 31, 2020.
Mr. Travis has over 20 years of accounting and financial reporting experience including over 12 years as a Chief Accounting Officer for publicly traded healthcare REITs. Prior to joining NHI, Mr. Travis was the Chief Accounting Officer with MedEquities Realty Trust, Inc from 2014 through the completion of its merger with Omega Healthcare Investors (NYSE:OHI) in 2019 and the Chief Accounting Officer for Healthcare Realty Trust Incorporated (NYSE:HR) from 2006 - 2014. Before joining Healthcare Realty Trust, Mr. Travis was an auditor for Ernst & Young LLP from 1996 - 2006 where he led the audits of public and private enterprises across multiple industries. Mr. Travis earned his B.B.A summa cum laude in accounting from the University of Memphis and is a Certified Public Accountant (CPA).
Executive Vice President and Chief Financial Officer John Spaid stated, “I’m very pleased and excited to welcome David to NHI as the newest member of our executive team. David’s REIT, healthcare, and senior housing expertise is perfectly aligned with NHI’s mission and needs in this increasingly complex business environment. I also want to extend my and NHI’s heartfelt thanks to Ron. We are extremely grateful to Ron for his seven years of service to NHI and the many impacts he has made to NHI’s growth. Ron will continue to be involved in the company as we on-board David, but as his presence wanes in the coming months his sense of humor and insights will be missed.”
About NHI
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent, assisted and memory care communities, entrance-fee retirement communities, skilled nursing facilities, medical office buildings and specialty hospitals. For more information, visit www.nhireit.com.